Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated August 26, 2025 with respect to the consolidated financial statements of Quantum Corporation for the year ended March 31, 2025 included in the Annual Report on Form 10-K for the year ended March 31, 2026, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned report in this Registration Statement, and to the use of our name as it appears under the caption “Experts.”
/s/ GRANT THORNTON LLP
Bellevue, Washington
July 13, 2026